Exhibit 3

Joint Filing Agreement

April 21, 2026

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D filed on or about the date first set forth above, and any amendments thereto, with respect to the shares of Common Stock and Series B Preferred Stock of the Issuer, is, and any further amendments thereto will be, filed on behalf of each of the undersigned.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of date first set forth above.

RCM EOS PIPE HOLDINGS, LLC

By: Rapha Capital Management, LLC, its Manager

By:	/s/ Kevin M. Slawin
Name: Kevin M. Slawin
Title: President

RAPHA CAPITAL MANAGEMENT, LLC

By:	/s/ Kevin M. Slawin
Name: Kevin M. Slawin
Title: President

/s/ Kevin M. Slawin
Kevin M. Slawin, Individually